EXHIBIT 10.1











                                   $55,000,000



                                CREDIT AGREEMENT


                                      AMONG


                        PIONEER FINANCIAL SERVICES, INC.,

                                  as Borrower,

                            THE LENDERS NAMED HEREIN


                                       and



                       THE FIRST NATIONAL BANK OF CHICAGO,

                                    as Agent


                                   DATED AS OF


                                  July 30, 1996





                                TABLE OF CONTENTS



ARTICLE IDEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE IITHE CREDITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     2.1.  Term Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     2.2.  Term Loan Amortization . . . . . . . . . . . . . . . . . . . . . . 16
     2.3.  Revolving Credit Advances  . . . . . . . . . . . . . . . . . . . . 16
     2.4.  Ratable Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     2.5.  Types of Advances  . . . . . . . . . . . . . . . . . . . . . . . . 17
     2.6.  Commitment Fee; Reductions in Aggregate Revolving Credit Commitment17
     2.7.  Minimum Amount of Each Advance . . . . . . . . . . . . . . . . . . 17
     2.8.  Optional Principal Payments  . . . . . . . . . . . . . . . . . . . 17
     2.9.  Method of Selecting Types and Interest Periods for New Advances  . 18
     2.10. Conversion and Continuation of Outstanding Advances  . . . . . . . 18
     2.11. Changes in Interest Rate, etc. . . . . . . . . . . . . . . . . . . 19
     2.12. Rates Applicable After Default . . . . . . . . . . . . . . . . . . 19
     2.13. Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . 19
     2.14. Notes; Telephonic Notices  . . . . . . . . . . . . . . . . . . . . 20
     2.15. Interest Payment Dates; Interest and Fee Basis . . . . . . . . . . 20
     2.16. Notification  of  Advances, Interest  Rates,  Prepayments, Commitment
           Reductions and Issuance Requests . . . . . . . . . . . . . . . . . 20
     2.17. Lending Installations  . . . . . . . . . . . . . . . . . . . . . . 21
     2.18. Non-Receipt of Funds by the Agent  . . . . . . . . . . . . . . . . 21
     2.19. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     2.20. Agent's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     2.21. Facility Letters of Credit . . . . . . . . . . . . . . . . . . . . 22
           2.21.1   Issuance of Facility Letters of Credit  . . . . . . . . . 22
           2.21.2   Participating Interests . . . . . . . . . . . . . . . . . 23
           2.21.3   Facility Letter of Credit Reimbursement Obligations . . . 23
           2.21.4   Procedure for Issuance  . . . . . . . . . . . . . . . . . 25
           2.21.5   Nature of the Lenders' Obligations  . . . . . . . . . . . 25
           2.21.6   Facility Letter of Credit Fees  . . . . . . . . . . . . . 26

ARTICLE IIICHANGE IN CIRCUMSTANCES  . . . . . . . . . . . . . . . . . . . . . 26
     3.1.  Yield Protection . . . . . . . . . . . . . . . . . . . . . . . . . 26
     3.2.  Changes in Capital Adequacy Regulations  . . . . . . . . . . . . . 27
     3.3.  Availability of Types of Advances  . . . . . . . . . . . . . . . . 28
     3.4.  Funding Indemnification  . . . . . . . . . . . . . . . . . . . . . 28
     3.5.  Lender Statements; Survival of Indemnity . . . . . . . . . . . . . 28

ARTICLE IVCONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . 28
     4.1.  Initial Loans and Facility Letters of Credit . . . . . . . . . . . 28
     4.2.  Each Future Advance and Facility Letter of Credit  . . . . . . . . 31

ARTICLE VREPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . 31
     5.1.  Corporate Existence and Standing . . . . . . . . . . . . . . . . . 31
     5.2.  Authorization and Validity . . . . . . . . . . . . . . . . . . . . 32
     5.3.  Compliance with Laws and Contracts . . . . . . . . . . . . . . . . 32
     5.4.  Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . 32
     5.5.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 32
     5.6.  Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . 33
     5.7.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.8.  Litigation and Contingent Obligations  . . . . . . . . . . . . . . 33
     5.9.  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.10. ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     5.11. Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     5.12. Federal Reserve Regulations  . . . . . . . . . . . . . . . . . . . 34
     5.13. Investment Company . . . . . . . . . . . . . . . . . . . . . . . . 34
     5.14. Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     5.15. Ownership of Properties  . . . . . . . . . . . . . . . . . . . . . 35
     5.16. Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     5.17. Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . 35
     5.18. Insurance Licenses . . . . . . . . . . . . . . . . . . . . . . . . 36
     5.19. Material Agreements. . . . . . . . . . . . . . . . . . . . . . . . 36
     5.20. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     5.21. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     5.22. Subordination Provisions.  . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VICOVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     6.1.  Financial Reporting  . . . . . . . . . . . . . . . . . . . . . . . 37
     6.2.  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.3.  Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.4.  Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . 40
     6.5.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.6.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.7.  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . 40
     6.8.  Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . 40
     6.9.  Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.10. Capital Stock and Dividends  . . . . . . . . . . . . . . . . . . . 41
     6.11. Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     6.12. Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.13. Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.14. Sale of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.15. Investments and Purchases  . . . . . . . . . . . . . . . . . . . . 42
     6.16. Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . 43
     6.17. Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     6.18. Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     6.19. Prepayments of Indebtedness  . . . . . . . . . . . . . . . . . . . 44
     6.20. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . 44
     6.21. Change in Corporate Structure; Fiscal Year . . . . . . . . . . . . 44
     6.22. Inconsistent Agreements  . . . . . . . . . . . . . . . . . . . . . 44
     6.23. Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . 45
           6.23.1.  Net Worth . . . . . . . . . . . . . . . . . . . . . . . . 45
           6.23.2.  Fixed Charges Coverage Ratio  . . . . . . . . . . . . . . 45
           6.23.3.  Debt to Capitalization Ratio  . . . . . . . . . . . . . . 45
               6.23.4.  Adjusted Statutory Surplus  . . . . . . . . . . . . . 45
           6.23.5.  Risk-Based Capital  . . . . . . . . . . . . . . . . . . . 45
     6.24. Tax Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . 45
     6.25. ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 46
     6.26. Washington National  . . . . . . . . . . . . . . . . . . . . . . . 46
     6.27. Selling Shareholder Indebtedness . . . . . . . . . . . . . . . . . 46

ARTICLE VIIDEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

ARTICLE VIIIACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES  . . . . . . . . . 49
     8.1.  Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     8.2.  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     8.3.  Preservation of Rights . . . . . . . . . . . . . . . . . . . . . . 50

ARTICLE IXGENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.1.  Survival of Representations  . . . . . . . . . . . . . . . . . . . 50
     9.2.  Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . 50
     9.3.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.4.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.5.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.6.  Several Obligations; Benefits of this Agreement  . . . . . . . . . 51
     9.7.  Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . 51
     9.8.  Numbers of Documents . . . . . . . . . . . . . . . . . . . . . . . 52
     9.9.  Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.10. Severability of Provisions . . . . . . . . . . . . . . . . . . . . 52
     9.11. Nonliability of Lenders  . . . . . . . . . . . . . . . . . . . . . 52
     9.12. CHOICE OF LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.13. CONSENT TO JURISDICTION  . . . . . . . . . . . . . . . . . . . . . 52
     9.14. WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . 53
     9.15. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     9.16. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     9.17. Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . 53

ARTICLE XTHE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     10.1. Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     10.2. Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     10.3. General Immunity . . . . . . . . . . . . . . . . . . . . . . . . . 54
     10.4. No Responsibility for Loans, Recitals, etc.  . . . . . . . . . . . 54
     10.5. Action on Instructions of Lenders  . . . . . . . . . . . . . . . . 55
     10.6. Employment of Agents and Counsel . . . . . . . . . . . . . . . . . 55
     10.7. Reliance on Documents; Counsel . . . . . . . . . . . . . . . . . . 55
     10.8. Agent's Reimbursement and Indemnification  . . . . . . . . . . . . 55
     10.9. Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . 55
     10.10.    Rights as a Lender . . . . . . . . . . . . . . . . . . . . . . 56
     10.11.    Lender Credit Decision . . . . . . . . . . . . . . . . . . . . 56
     10.12.    Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . 56

ARTICLE XI SETOFF; RATABLE PAYMENTS . . . . . . . . . . . . . . . . . . . . . 57
     11.1. Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     11.2. Ratable Payments . . . . . . . . . . . . . . . . . . . . . . . . . 57

ARTICLE XIIBENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS  . . . . . . . . 57
     12.1. Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . 57
     12.2. Participations.  . . . . . . . . . . . . . . . . . . . . . . . . . 58
           12.2.1.  Permitted Participants; Effect.   . . . . . . . . . . . . 58
           12.2.2.  Voting Rights . . . . . . . . . . . . . . . . . . . . . . 58
           12.2.3.  Benefit of Setoff . . . . . . . . . . . . . . . . . . . . 58
     12.3. Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
           12.3.1.  Permitted Assignments . . . . . . . . . . . . . . . . . . 58
           12.3.2.  Effect; Effective Date  . . . . . . . . . . . . . . . . . 59
     12.4. Dissemination of Information . . . . . . . . . . . . . . . . . . . 59
     12.5. Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . 59

ARTICLE XIIINOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     13.1. Giving Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     13.2. Change of Address  . . . . . . . . . . . . . . . . . . . . . . . . 60


                                    EXHIBITS

Exhibit A (Article 1)         Revolving Credit Note
Exhibit B (Article 1)         Term Note
Exhibit C (Section 2.9)  Borrowing Notice
Exhibit D (Section 2.10) Conversion/Continuation Notice
Exhibit E (Section 6.1(h))    Compliance Certificate
Exhibit F (Section 12.3.1)    Assignment Agreement


                                    SCHEDULES

Schedule 5.3   -    Approvals and Consents
Schedule 5.9   -    Capitalization
Schedule 5.10  -    ERISA
Schedule 5.15  -    Owned and Leased Properties
Schedule 5.16  -    Indebtedness
Schedule 5.18  -    Licenses
Schedule 6.17  -    Liens


                                CREDIT AGREEMENT


     This Credit Agreement, dated as of July 30, 1996, is among PIONEER FINANCIAL SERVICES, INC., a Delaware corporation, the Lenders and THE FIRST NATIONAL BANK OF CHICAGO, individually and as Agent.


                                R E C I T A L S:

     A. The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $55,000,000, the proceeds of which the Borrower will use (a) to repay certain indebtedness of the Borrower; (b) to consummate the Washington National Transaction; and (c) for other general corporate purposes of the Borrower and its Subsidiaries.

     B. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement:

     "Adjusted  Statutory  Surplus"  means   at  any  time  for   any  Insurance
Subsidiary, the sum of its Statutory Surplus and AVR.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

     "Agent" means First Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Available Revolving Credit Commitment" means, at any time, (a) the Aggregate Revolving Credit Commitment at such time less (b) the outstanding Facility Letter of Credit Obligations at such time.

     "Aggregate  Revolving  Credit  Commitment"   means  the  aggregate  of  the
Revolving Credit Commitments of all the Lenders hereunder.

     "Aggregate Term Loan Commitment" means the aggregate of the Term Loan Commitments of all the Lenders hereunder.

     "Aggregate Total Commitment" means the aggregate of the Total Commitments of all the Lenders hereunder.

     "Agreement" means this Credit Agreement, as it may be amended, modified or restated and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5; provided, however, that for purposes of all computations required to be made with respect to compliance by the Borrower with Section 6.23, such term shall mean generally accepted accounting principles (excluding where SAP is applicable) as in effect on the date hereof, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5.

     "Annual Statement" means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any president, the chief financial officer, the chief executive officer or any other executive officer of the Borrower designated as such in writing to the Agent by the Borrower, acting singly.

     "AVR" means, with respect to any Insurance Subsidiary at any time, the asset valuation reserve of such Insurance Subsidiary at such time, as determined in accordance with SAP ("Liabilities, Surplus and Other Funds" statement, page 3, column 1, line 24.1 of the Annual Statement).

     "Bankruptcy Code" means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

     "Borrower" means Pioneer Financial Services, Inc., a Delaware corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made or a Facility Letter of Credit is issued hereunder.

     "Borrowing Notice" is defined in Section 2.9.

     "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under capitalized leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change" is defined in Section 3.2.

     "Change in Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Borrower, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility Letters of Credit not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment which has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Condemnation" is defined in Section 7.8.

     "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

     "Consolidated Person" means, for the taxable year of reference, each Person which is a member of the affiliated group of the Borrower if Consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which the Borrower is a member for state income tax purposes.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.10.

     "Convertible  Subordinated  Notes"  means,  collectively,  the  (a)  6 1/2%
Convertible Subordinated Notes due 2003 issued by the Borrower and (b) 8% Convertible Subordinated Debentures due 2000 issued by the Borrower.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer. First Chicago may make commercial loans or other loans at rates of interest at, above or below the Corporate Base Rate.

     "Debt to Capitalization Ratio" means, at any time, the ratio of (a) the consolidated Indebtedness (excluding Subordinated Indebtedness and Indebtedness evidenced by the Letter of Credit described in item 11 on Schedule 5.16 hereto) of the Borrower and its Subsidiaries at such time to (b) the sum of the consolidated Indebtedness (including Subordinated Indebtedness but excluding Indebtedness evidenced by the Letter of Credit described in item 11 on Schedule
5.16 hereto) of the Borrower and its Subsidiaries plus the Borrower's Net Worth at such time.

     "Default" means an event described in Article VII.

     "Environmental Laws" is defined in Section 5.18.

     "Environmental Permits" is defined in Section 5.18.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurodollar  Advance"  means  an  Advance   which  bears  interest  at  the
Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Advance and having a maturity approximately equal to such Interest Period.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(b) one and one-half percent (1.50%) per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Facility Letter of Credit" means a standby Letter of Credit issued pursuant to Section 2.21.

     "Facility Letter of Credit Obligations" means as at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the aggregate then undrawn face amount of the then outstanding Facility Letters of Credit.

     "Facility  Letter  of  Credit  Sublimit"  means  an   aggregate  amount  of
$10,000,000.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Financial Statements" is defined in Section 5.5.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fiscal Quarter" means one of the four three-month accounting periods comprising a Fiscal Year.

     "Fiscal Year" means the twelve-month accounting period ending December 31 of each year.

     "Fixed Charges Coverage Ratio" means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) the sum of (i) the combined (without duplication) Statutory Net Income of Insurance Subsidiaries and (ii) the aggregate (without duplication) Net Income of Subsidiaries (other than Insurance Subsidiaries) less (iii) operating expenses of the Borrower, in each case for the period of four Fiscal Quarters ending on such date to (b) the sum of (i) Interest Expense for the period of four Fiscal Quarters ending on such date,
(ii) the required principal payments and other repayments of Indebtedness (excluding Revolving Credit Advances) required to be made by the Borrower and its Subsidiaries on a consolidated basis for the period of four Fiscal Quarters immediately following the date of determination and (iii) cash dividends payable on all preferred stock of the Borrower for the period of four Fiscal Quarters immediately following the date of determination (assuming that the number of shares of such preferred stock remains constant during such period).

     "Floating Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day, and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum, in each case changing when and as the Floating Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Governmental Authority" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

     "Hannover Reinsurance Agreement" shall mean a reinsurance agreement to be entered into by and between the Borrower or a Principal Insurance Subsidiary and Reassurance Company of Hannover on substantially the terms set forth in the term sheet therefor, dated July 24, 1996, previously delivered by the Borrower to the Lenders relating to the reinsurance of certain insurance being assumed by the Borrower or such Principal Insurance Subsidiary pursuant to the Washington National Agreement.

     "Hazardous Materials" is defined in Section 5.18.

     "Hostile Takeover" is defined in Section 6.2.

     "Indebtedness" of a Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than commissions and accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens (other than Liens permitted by Section 6.17) or payable out of the proceeds or production from Property (other than commissions) now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments, (e) Capitalized Lease Obligations, (f) Rate Hedging Obligations, (g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a Facility Letter of Credit and the face amount of any other Letter of Credit and (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person. For the purpose of determining compliance with Section 6.23.3, (x) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) Indebtedness of Insurance Subsidiaries of the type described in clauses (f) and (i) and of Designs Benefit Plans, Inc. of the type described in clause (i) shall be excluded to the extent, and only to the extent, that such Indebtedness is incurred in the ordinary course of business and is not for speculative purposes.

     "Insurance Subsidiary" means any Subsidiary which is engaged in the insurance business.

     "Interest Expense" means the aggregate of all interest paid or accrued by the Borrower and its Subsidiaries, including, without limitation, all interest, fees and costs payable with respect to the Obligations (other than fees and costs which may be capitalized as transaction costs in accordance with Agreement Accounting Principles), and the interest portion of any Capitalized Lease Obligations, all as determined in accordance with Agreement Accounting Principles.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers, agents and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade and consistent with past practices), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     "Investment Grade Obligations" means, as of any date for each Insurance Subsidiary, investments having an NAIC investment rating of 1 or 2, or a Standard & Poor s rating within the range of ratings from AAA to BBB-, or a Moody s rating within the range of ratings from Aaa to Baa3.

     "Issuance Request" is defined in Section 2.21.4.

     "Issuer" means First Chicago.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Letter of Credit Cash Collateral Account" is defined in Section 8.1. Such account and the related cash collateralization shall be subject to documentation satisfactory to the Agent.

     "License" means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

     "Lien" means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance and "Loans" means, with respect to the Lenders, the aggregate of all Advances.

     "Loan Documents" means this Agreement, the Notes, the Reimbursement Agreements and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.

     "Margin Stock" has the meaning assigned to that term under Regulation U.

     "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or other), operations, performance, Properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Mortgage" means, as of any date, as to each Insurance Subsidiary, the amount of such Insurance Subsidiary s mortgage loans on real estate calculated in accordance with SAP.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "NAIC" means the National Association of Insurance Commissioners or any successor thereto, or in absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

     "Net Income" means, for any computation period, with respect to any Person, cumulative net income earned by such Person during such period as determined in accordance with Agreement Accounting Principles.

     "Net Worth" means, at any date, the consolidated stockholders' equity of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles, but excluding the effect thereon of Statement of Financial Accounting Standards No. 115.

     "Non-Excluded Taxes" is defined in Section 2.19.

     "Non-Investment Grade Obligations" means, as of any date, for each Insurance Subsidiary, any fixed maturity debt instrument investment that is not an Investment Grade Obligation.

     "Note" means any one or more of a Revolving Credit Note or a Term Note.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under any of the Loan Documents.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each January, April, July and October.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Borrower or any member of the Controlled Group may have any liability.

     "Principal Insurance Subsidiary" means (a) Pioneer Life Insurance Company, Connecticut National Life Insurance Company, Manhattan National Life Insurance Company, National Group Life Insurance Company and Universal Fidelity Life Insurance Company, and (b) any other Insurance Subsidiary with an Adjusted Statutory Surplus equal to or in excess of $20,000,000 at such time.

     "Prohibited  Transaction"  means  any  (a)  Hostile  Takeover  or  (b)  any
Investment or Purchase by the Borrower or any Subsidiary (other than an Insurance Subsidiary) of or in any asset, interest or security of any Person exclusive of (i) Investments in or Purchases of any Person who after such Investment or Purchase will be an Insurance Subsidiary or a Subsidiary engaged in insurance-related activities and (ii) any other such Investments or Purchases which are for aggregate consideration, computed on a cumulative basis from the date of this Agreement, of less than $5,000,000.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "pro-rata" means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender's pro-rata share or portion based on its percentage of the Aggregate Total Commitment or if the Aggregate Total Commitment has been terminated, its percentage of the aggregate principal amount of outstanding Advances and Facility Letter of Credit Obligations.

     "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.

     "Quarterly Statement" means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

     "Real Estate Investments " means, as of any date, as to each Insurance Subsidiary, the sum of (a) the book value of properties acquired in satisfaction of debt calculated in accordance with SAP plus (b) the investment in investment real estate calculated in accordance with SAP plus (c) Mortgages; provided, that the properties occupied by the Borrower or any Subsidiary shall be excluded from the calculation of Real Estate Investments for purposes of this Agreement.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Reimbursement  Agreement"  means  a   letter  of  credit  application  and
reimbursement agreement in such form as the Issuer may from time to time employ in the ordinary course of business.

     "Reimbursement Obligations" means, at any time, the aggregate (without duplication) of the Obligations of the Borrower to the Lenders, the Issuer and/or the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuer and/or the Agent under or in respect of draws made under the Facility Letters of Credit.

     "Release"  is   defined  in  the   Comprehensive  Environmental   Response,
Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least fifty-one percent (51%) of the sum of (a) the Aggregate Term Loan Commitment or, after the Term Loan has been made, the aggregate outstanding principal amount thereof, plus (b) the Aggregate Revolving Credit Commitment or, if the Aggregate Revolving Credit Commitment has been terminated, the sum of (i) the aggregate unpaid principal amount of the outstanding Revolving Credit Loans plus (ii) the aggregate amount of the outstanding Facility Letter of Credit Obligations.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Revolver Termination Date" means July 30, 1999.

     "Revolving Credit Advance" means an Advance made by the Lenders to the Borrower pursuant to Section 2.3.

     "Revolving Credit Commitment" means, for each Lender, the obligation of such Lender to make Loans to the Borrower pursuant to Section 2.3 in an aggregate amount at any one time outstanding not exceeding the amount set forth opposite its name under the heading "Revolving Credit Commitment" on the signature page hereto, as such amount may be modified or reduced from time to time pursuant to the terms of this Agreement.

     "Revolving Credit Loan" means, with respect to a Lender, such Lender's pro-rata portion of all Revolving Credit Advances.

     "Revolving Credit Note" means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower and payable to the order of a Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Risk Based Capital Act" means the Risk-Based Capital for Life and/or Health Insurers Model Act and the rules, regulations and procedures prescribed from time to time by the NAIC with respect thereto, in each case as amended, modified or supplemented from time to time by the NAIC.

     "Risk-Based Capital Guidelines" is defined in Section 3.2.

     "SAP" means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Person for the preparation of annual statements and other financial reports by insurance companies of the same type as such Person in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in
Section 5.5(c) and (d); provided, that, except as otherwise provided in the definition of Agreement Accounting Principles, with respect to the financial covenants contained in Section 6.24 hereof, and the related definitions, "SAP" means such statutory accounting practices in effect on the date hereof, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5(c) and (d).

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Selling Shareholder" means each of Connie C. Mosley, Weldon V. Mosley, Melanie Ann Mosley Johnson, Welden V. Mosley as Trustee of the Mary Clellie Mosley Testamentary Trust, Marsha Jane Mosley Johnson, Gordon Bakken, Investors Trust Company, First Baptist Church of Doncan, Rhodes College and University of Oklahoma Foundation, Inc.

     "Single Employer Plan" means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, other than a Multiemployer Plan.

     "Solvent" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

     "Statutory Net Income" means, with respect to any Insurance Subsidiary for any computation period, the net income earned by such Insurance Subsidiary during such period, as determined in accordance with SAP ("Summary of Operations" statement, Page 4, Line 33 of the Annual Statement).

     "Statutory Surplus" means, with respect to any Insurance Subsidiary at any time, the statutory capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP ("Liabilities, Surplus and Other Funds" statement, page 3, line 38 of the Annual Statement).

     "Subordinated Indebtedness" means, collectively, (a) the Convertible Subordinated Notes and (b) any other indebtedness the repayment of which is subordinated to the repayment of the Obligations on terms and conditions reasonably satisfactory to the Required Lenders.

     "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to (a) the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made and (b) with respect to the Insurance Subsidiaries, premiums which represent more than 15% of the aggregate amount of premiums written by all Insurance Subsidiaries during the twelve month period preceding the date on which such determination is made, determined in accordance with SAP.

     "Term Loan" means, with respect to each Lender, such Lender's pro-rata portion of the Term Loan advances made by the Lenders.

     "Term Loan Commitment" means, for each Lender, the obligation of such Lender to make a single Loan to the Borrower pursuant to Section 2.1 in an amount not exceeding the amount set forth opposite its name under the heading "Term Loan Commitment" on the signature page hereto, as such amount may be modified or reduced from time to time pursuant to the terms of this Agreement.

     "Term Loan Maturity Date" means July 30, 2001.

     "Term Note" means a promissory note, in substantially the form of Exhibit B hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower and payable to the order of a Lender in the amount of such Lender's Term Loan Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under
Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

     "Total Commitment" means, for each Lender, the aggregate of such Lender's Revolving Credit Commitment and Term Loan Commitment.

     "Total Invested Assets" means, as of any date, as to each Insurance Subsidiary, the amount of such Insurance Subsidiary s cash and invested assets calculated in accordance with SAP.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

     "Unfunded Liability" means the amount (if any) by which the present value of all vested and invested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Washington National Transaction" shall mean the purchase by one or more Principal Insurance Subsidiaries of a portion of the individual and group health insurance business of Washington National Insurance Company pursuant to the Washington National Agreement.

     "Washington National Agreement" means the Agreement, dated as of May 31, 1996, as amended, among the Borrower, one or more Principal Insurance Subsidiaries and Washington National Insurance Company, in the form delivered to the Lenders prior to the initial Borrowing Date and without giving effect to any subsequent material amendment or modification thereof not consented to by the Required Lenders.

     "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person other than directors' or nominees' qualifying shares, or (b) any partnership, association, joint venture, limited liability company or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. References hereto in particular columns, lines or sections of any Person's Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person's Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. In the event that the columns, lines or sections of the Annual Statement referenced herein are changed or renumbered, all such references shall be deemed references to such column, line or section as so renumbered or changed.


                                   ARTICLE II

                                   THE CREDITS

     2.1. Term Loans. Each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower on the initial Borrowing Date, which shall be the date of this Agreement, in the amount of its respective Term Loan Commitment. No amount of the Term Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. The obligation of the Borrower to repay the Term Loan shall be evidenced by the Term Notes. Not later than noon (Chicago time) on the initial Borrowing Date, each Lender shall make available funds equal to its Term Loan Commitment in immediately available funds in Chicago, to the Agent at its address specified pursuant to Article XIII.

     2.2.  Term  Loan Amortization.   The Term  Loan shall be  payable in twenty
(20) installments of $1,250,000 each, payable on each Payment Date, commencing October 31, 1996.

     2.3. Revolving Credit Advances. (a) From and including the date hereof to but excluding the Revolver Termination Date, each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make Revolving Credit Advances to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its pro-rata share of the Aggregate Available Revolving Credit Commitment existing at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Advances at any time prior to the Revolver Termination Date.

           (b) The Borrower hereby agrees that, if at any time as a result of reductions in the Aggregate Revolving Credit Commitment pursuant to Section
2.6 or otherwise, the aggregate balance of the sum of the Revolving Credit Loans and the Facility Letter of Credit Obligations exceeds the Aggregate Revolving Credit Commitment, the Borrower shall repay immediately its then outstanding Revolving Credit Loans in such amount as may be necessary to eliminate such excess; provided, that if an excess remains after repayment of all outstanding Revolving Credit Loans, then the Borrower shall cash collateralize the Facility Letter of Credit Obligations by depositing into the Letter of Credit Cash Collateral Account such amount as may be necessary to eliminate such excess.

           (c) The Borrower's obligation to pay the principal of, and interest on, the Revolving Credit Loans shall be evidenced by the Revolving Credit Notes. Although the Revolving Credit Notes shall be dated the date of the initial Revolving Credit Advance, interest in respect thereof shall be payable only for the periods during which the Revolving Credit Loans evidenced thereby are outstanding and, although the stated amount of each Revolving Credit Note shall be equal to the applicable Lender's Revolving Credit Commitment, each Revolving Credit Note shall be enforceable, with respect to the Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Revolving Credit Loan at the time evidenced thereby.

           (d) Each Revolving Credit Advance included in the Revolving Credit Loan shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable, on the Revolver Termination Date.

     2.4. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that (a) in the case of the Term Loan Advance, their respective Term Loan Commitments bear to the Aggregate Term Loan Commitment and (b) in the case of Revolving Credit Advances, their respective Revolving Credit Commitments bear to the Aggregate Revolving Credit Commitment.

     2.5.  Types  of Advances.   The Advances  may be Floating  Rate Advances or
Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.

     2.6.  Commitment Fee; Reductions in Aggregate  Revolving Credit Commitment.
  (a) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee of one quarter of one percent (0.25%) per annum on the daily unutilized (treating Facility Letters of Credit as utilization) portion of such Lender's Revolving Credit Commitment from the date hereof to and including the Revolver Termination Date, payable on each Payment Date hereafter and on the Revolver Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

           (b) The Borrower may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three (3) Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Credit Commitment may not be reduced below the sum of (i) the aggregate principal amount of the outstanding Revolving Credit Advances, plus (ii) the aggregate amount of the outstanding Facility Letter of Credit Obligations.

     2.7. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof); provided, however, that (a) any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Credit Commitment and (b) in no event shall more than six (6) Eurodollar Advances be permitted to be outstanding at any time.

     2.8. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon three (3) Business Days' prior notice to the Agent (or, in the case of Revolving Credit Advances, notice prior to 10:00 a.m. (Chicago time) on the date of payment). Subject to Section 3.4 and upon like notice, a Eurodollar Advance may be paid prior to the last day of the applicable Interest Period in a minimum amount of $1,000,000 or an integral multiple thereof. Optional principal payments in respect of the Term Loan shall be applied to reduce the then remaining principal installments payable under Section 2.2 on a pro rata basis (based upon the then remaining principal amount of each such installment).

     2.9. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time; provided, however, that all Loans incurred on the initial Borrowing Date shall be Floating Rate Advances. The Borrower shall give the Agent irrevocable notice substantially in the form of Exhibit C hereto (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one (1) Business Day before the Borrowing Date of each Floating Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

           (a)     the Borrowing Date of such Advance, which shall be a Business
      Day;

           (b)     the aggregate amount of such Advance;

           (c)     the Type of Advance selected; and

           (d) in the case of each Eurodollar Advance, the Interest Period applicable thereto, which shall end on or prior to the (x) Revolver Termination Date, with respect to Revolving Credit Advances and (y) Term Loan Maturity Date, with respect to Term Loans.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of
Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided, however, that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice substantially in the form of Exhibit D hereto (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or at least three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

           (a) the requested date of such conversion or continuation, which shall be a Business Day;

           (b) the aggregate amount and Type of the Advance which is to be converted or continued; and

           (c) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto, which shall end on or prior to the (x) Revolver Termination Date, with respect to Revolving Credit Advances and (y) Term Loan Maturity Date, with respect to Term Loans.

     2.11. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest at the Floating Rate from and including the date of such Advance or the date on which such Advance was converted into a Floating Rate Advance to (but not including) the date on which such Floating Rate Advance is paid or converted to a Eurodollar Advance. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to, but not including, the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the (x) Revolver Termination Date, with respect to Revolving Credit Advances and (y) Term Loan Maturity Date, with respect to Term Loans. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.2.

     2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, no Advance may be made as, converted into or continued as a Eurodollar Advance (except with the consent of the
Required Lenders) when any Default or Unmatured Default has occurred and is continuing. During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Eurodollar Advance and Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate plus two percent (2.00%) per annum; provided, however, that such increased rate shall automatically and without action of any kind by the Lenders become and remain applicable until cured or revoked by the Required Lenders in the event of a Default described in Section 7.6 or 7.7.

     2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

     2.14. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Revolving Credit Note or Term Note, as applicable; provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which a Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest with respect to Eurodollar Advances shall be calculated for actual days elapsed on the basis of a 360-day year. Interest with respect to Floating Rate Advances and commitment fees shall be calculated for actual days elapsed on the basis of a 365/366 day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.16. Notification of Advances, Interest Rates, Prepayments, Commitment Reductions and Issuance Requests. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, Issuance Request and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Floating Rate.

     2.17. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.18. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Agent, the Lenders shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such day. If any Lender has not in fact made such payment to the Agent, such Lender or the Borrower shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day, or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.19. Taxes. (a) Any payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon any income imposed on the Agent or any Lender by the jurisdiction in which the Agent or such Lender is incorporated or has its principal place of business. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in or pursuant to this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the U.S. or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 2.19. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as practicable thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this
Section 2.19 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

           (b) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.20. Agent's Fees. The Borrower shall pay to the Agent those fees, in addition to the commitment fees referenced in Section 2.6(a), in the amounts and at the times separately agreed to between the Agent and the Borrower.

     2.21. Facility Letters of Credit.

           2.21.1 Issuance of Facility Letters of Credit. (a) From and after the date hereof, the Issuer agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of the Borrower, one or more Facility Letters of Credit; provided, however, that the Issuer shall not be under any obligation to issue, and shall not issue, any Facility Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or other regulatory body with jurisdiction over the Issuer shall purport by its terms to enjoin or restrain such Issuer from issuing such Facility Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any Governmental Authority or other regulatory body with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of Facility Letters of Credit in particular or shall impose upon the Issuer with respect to any Facility Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuer as of the date of this Agreement and which the Issuer in good faith deems material to it;
     (ii) one  or more of the  conditions to such issuance  contained in Section
     4.2 is not then satisfied; or (iii) after giving effect to such issuance, the aggregate outstanding amount of the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit.

           (b) In no event shall: (i) the aggregate amount of the Facility Letter of Credit Obligations at any time exceed the Facility Letter of Credit Sublimit; (ii) the sum at any time of (A) the aggregate amount of Facility Letter of Credit Obligations and (B) the aggregate principal balance of outstanding Revolving Credit Advances exceed the amount of the Aggregate Revolving Credit Commitment; or (iii) the expiration date of any Facility Letter of Credit (including, without limitation, Facility Letters of Credit issued with an automatic "evergreen" provision providing for renewal absent advance notice by the Borrower or the Issuer), or the date for payment of any draft presented thereunder and accepted by the Issuer, be later than July 23, 1999.

           2.21.2 Participating Interests. Immediately upon the issuance by the Issuer of a Facility Letter of Credit in accordance with Section 2.21.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse, representation or warranty, an undivided participation interest equal to its pro-rata share of the Aggregate Revolving Credit Commitment of the face amount of such Facility Letter of Credit and each draw paid by the Issuer thereunder. Each Lender's obligation to pay its proportionate share of all draws under the Facility Letters of Credit, absent gross negligence or willful misconduct by the Issuer in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

           2.21.3 Facility Letter of Credit Reimbursement Obligations. (a) The Borrower agrees to pay to the Issuer of a Facility Letter of Credit (i) on each date that any amount is drawn under each Facility Letter of Credit a sum (and interest on such sum as provided in clause (ii) below) equal to the amount so drawn plus all other charges and expenses with respect thereto specified in Section 2.21.6 or in the applicable Reimbursement Agreement and (ii) interest on any and all amounts remaining unpaid under this Section 2.21.3 until payment in full at the Floating Rate plus two percent (2.00%) per annum. The Borrower agrees to pay to the Issuer the amount of all Reimbursement Obligations owing in respect of any Facility Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (x) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit, any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any Facility Letter of Credit); (y) the validity, sufficiency or genuineness of any document which the Issuer has determined in good faith complies on its face with the terms of the applicable Facility Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient or any statement therein shall have been untrue or inaccurate; or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof.


           (b) Notwithstanding any provisions to the contrary in any Reimbursement Agreement, the Borrower agrees to reimburse the Issuer for amounts which the Issuer pays under such Facility Letter of Credit no later than the time specified in paragraph (a) above. If the Borrower does not pay any such Reimbursement Obligations when due, the Borrower shall be deemed to have immediately requested that the Lenders make a Floating Rate Advance under this Agreement in a principal amount equal to such unreimbursed Reimbursement Obligations. The Agent shall promptly notify the Lenders of such deemed request and, without the necessity of compliance with the requirements of Sections 2.7 and 4.2, each Lender shall make available to the Agent its Loan in the manner prescribed for Floating Rate Advances. The proceeds of such Loans shall be paid over by the Agent to the Issuer for the account of the Borrower in satisfaction of such unreimbursed Reimbursement Obligations, which shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Floating Rate Advance.

           (c) If the Issuer makes a payment on account of any Facility Letter of Credit and is not reimbursed therefor by the Borrower pursuant to paragraph (a) above and if for any reason a Floating Rate Advance may not be made pursuant to paragraph (b) above, then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the account of the Issuer, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Facility Letter of Credit Obligations, which shall be an amount equal to such Lender's pro-rata share of such payment. Each Lender shall, upon demand by the Issuer, pay the Issuer interest on such Lender's pro-rata share of such draw from the date of payment by the Issuer on account of such Facility Letter of Credit until the date of delivery of such funds to the Issuer by such Lender at a rate per annum, computed for actual days elapsed based on a 365/366-day year, equal to the Federal Funds Effective Rate for such period; provided, that such payments shall be made by the Lenders only in the event and to the extent that the Issuer is not reimbursed in full by the Borrower for interest on the amount of any draw on the Facility Letters of Credit.

           (d) At any time after the Issuer has made a payment on account of any Facility Letter of Credit and has received from any other Lender such Lender's pro-rata share of such payment, such Issuer shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the Borrower for such payment, or of any other amount from the Borrower or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the Borrower or any Loan Document but excluding any transfer of funds from any other Lender pursuant to Section 2.21.3(b)), transfer to such other Lender such other Lender's ratable share of such reimbursement or other amount; provided, that interest shall accrue for the benefit of such Lender from the time such Issuer has made a payment on account of any Facility Letter of Credit; provided, further, that in the event that the receipt by the Issuer of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Issuer any portion thereof previously transferred by the Issuer to such Lender, but without interest to the extent that interest is not payable by the Issuer in connection therewith.

           2.21.4 Procedure for Issuance. Prior to the issuance of each Facility Letter of Credit, and as a condition of such issuance, the
     Borrower shall deliver to the Issuer (with a copy to the Agent) a Reimbursement Agreement signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Facility Letter of Credit shall be reasonably satisfactory to the Issuer. Each Facility Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Borrower to the Issuer by facsimile transmission, telex or other electronic means followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Section 2.21.1(b), and shall specify therein (i) the stated amount of the Facility Letter of Credit requested, (ii) the effective date of issuance of such requested Facility Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, (iv) the entity for whose benefit the requested Facility Letter of Credit is to be issued, which shall be the Borrower or a Subsidiary and (v) the aggregate amount of Facility Letter of Credit Obligations which are outstanding and which will be outstanding after giving effect to the requested Facility Letter of Credit issuance. The delivery of the foregoing documents and information shall constitute an "Issuance Request" for purposes of this Agreement. Subject to the terms and conditions of Section 2.21.1 and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuer's usual and customary business practices. In addition, any amendment of an existing Facility Letter of Credit shall be deemed to be an issuance of a new Facility Letter of Credit and shall be subject to the requirements set forth above. The Issuer shall give the Agent prompt written notice of the issuance of any Facility Letter of Credit.

           2.21.5 Nature of the Lenders' Obligations. (a) As between the Borrower and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Issuer in order to draw upon such Facility Letter of Credit (other than a failure to satisfy documentary conditions to drawing where payment of the Facility Letter of Credit despite such failure would constitute gross negligence or willful misconduct of the Issuer); (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile transmission, telegraph, telex or otherwise; (v) the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (vi) any consequences arising from causes beyond control of the Issuer.

           (b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth (including in Section 2.21.3(a)), any action taken or omitted by the Issuer under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith and absent willful misconduct or gross negligence, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Issuer or any such Person.

           2.21.6 Facility Letter of Credit Fees. The Borrower hereby agrees to pay to the Agent for the account of the Issuer or the Lenders, as applicable, letter of credit fees with respect to each Facility Letter of Credit from and including the date of issuance thereof until the date such Facility Letter of Credit is fully drawn, cancelled or expired, (a) for the account of the Issuer, computed at such rate as may be agreed upon between the Issuer and the Borrower, on the aggregate initial face amount of such Facility Letter of Credit payable on the date of issuance, and (b) for the ratable account of the Lenders, equal to one percent (1.00%) of the aggregate amount from time to time available to be drawn on such Facility Letter of Credit, calculated with respect to actual days elapsed on the basis of a 365/366-day year and payable quarterly in arrears on each Payment Date in each year and upon the expiration, cancellation or utilization in full of such Facility Letter of Credit. In addition to the foregoing, the Borrower agrees to pay the Issuer any other administrative fees customarily charged by it in respect of letters of credit issued by it.


                                   ARTICLE III

                             CHANGE IN CIRCUMSTANCES


     3.1. Yield Protection. If, after the date hereof, the adoption of or any change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

           (a) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal, state or local taxation of the overall net income of any Lender or applicable Lending Installation imposed by the jurisdiction in which such Lender or Lending Installation is incorporated or has its principal place of business), or changes the basis of taxation of principal, interest or any other payments to any Lender or Lending Installation in respect of its Loans, its interest in the Facility Letters of Credit or other amounts due it hereunder, or

           (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

           (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Loans or issuing Facility Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with any Loans or Facility Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, Facility Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or resulting in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, its interest in the Facility Letters of Credit and its Commitment.

     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in the Facility Letters of Credit or its obligation to make Loans or participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or
(b)  any   adoption  of   or   change  in   any  other   law,  governmental   or
quasi-governmental  rule,  regulation,  policy,  guideline,  interpretation,  or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards" and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available, or (b) the interest rate applicable to a Type of Advance does not accurately or fairly reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance until such circumstance no longer exists and require any Eurodollar Advances of the affected Type to be repaid.

     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify the Agent and each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

     3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under
Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advances through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1. Initial Loans and Facility Letters of Credit. The Lenders shall not be required to make the Term Loan or the initial Revolving Credit Advance hereunder and the Issuer shall not be required to issue any Facility Letter of Credit hereunder unless the Borrower has furnished the following to the Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied, in each case on or before August 31, 1996:

           (a) Charter Documents; Good Standing Certificates. Copies of the certificate of incorporation of the Borrower, together with all amendments thereto, both certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions in which the Borrower is qualified to transact business as a foreign corporation.

           (b) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors', or executive committee of its Board of Directors, resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party.

           (c) Secretary's Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

           (d) Officer's Certificate. A certificate, dated the initial Borrowing Date, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that on the initial Borrowing Date (both before and after giving effect to the consummation of the transactions contemplated hereby, the making of the Loans and the issuance of any Facility Letters of Credit hereunder: (i) no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans or the issuance of any Facility Letters of Credit, or other litigation which could reasonably be expected to have a Material Adverse Effect is pending or, to the best of such Person's knowledge, threatened; (iii) all material orders, consents, approvals, licenses, authorizations, or validations of, or filings, recordings or registrations with, or exemptions by, any Governmental Authority have been or, prior to the time required, will have been, obtained, given, filed or taken and are or will be in full force and effect (or the Borrower has obtained effective judicial relief with respect to the application thereof) and all applicable waiting periods have expired; (iv) each of the representations and warranties set forth in
     Article V of this Agreement is true and correct on and as of the initial Borrowing Date; and (v) since December 31, 1995, no event or change has occurred that has caused or evidences a Material Adverse Effect.

           (e)     Legal  Opinions.   A written  opinion of  A. Clark  Waid III,
     Esq., Assistant General Counsel of the Borrower, addressed to the Agent and the Lenders in form and substance acceptable to the Agent and its counsel.

           (f)     Revolving Credit  Notes.   Revolving Credit Notes  payable to
     the order of each of the Lenders duly executed by the Borrower.

           (g) Term Notes. Term Notes payable to the order of each of the Lenders duly executed by the Borrower.

           (h) Loan Documents. Executed originals of this Agreement and each of the Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

           (i) Letters of Direction. Written money transfer instructions with respect to the initial Advances and to future Advances in form and substance acceptable to the Agent and its counsel addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

           (j) Solvency Certificate. A written solvency certificate from the chief financial officer of the Borrower in form and content satisfactory to the Agent, dated the initial Borrowing Date, with respect to the value, Solvency and other factual information, or relating to, as the case may be, of the Borrower and of the Borrower and its Subsidiaries, taken as a whole.

           (k) Fees. The Borrower shall have paid to the Agent a $25,000 closing fee, such fee to be distributed to the Lenders pro rata on the basis of their Commitment in effect on the date of this Agreement.

           (l) Insurance Subsidiary Certificate of Compliance. Copies of a certificate of the insurance commissioner or similar official from each Principal Insurance Subsidiary's jurisdiction of incorporation as to the good standing of such Principal Insurance Subsidiary.

           (m) Bank Payoff Letter. A bank payoff letter, or other evidence of satisfaction, in form and substance acceptable to the Agent from American National Bank and Trust Company, to the effect that the total amount due under the Borrower's agreements with such lender howsoever due and owing (whether as principal, interest or premium) shall be satisfied (and such agreements terminated) upon payment of an amount certain, together with such lien releases and other documents as the Agent shall require. Neither the Borrower nor any of its Subsidiaries shall have any outstanding Indebtedness other than the Indebtedness described in Section 5.16, and the documentation governing any such other Indebtedness shall be in form and substance, and on terms and conditions, reasonably satisfactory to the Agent and the Required Lenders.

           (n) Insurance Ratings. Evidence, reasonably satisfactory to the Agent, that the rating given by A.M. Best Company, Inc. to (i) Pioneer Life Insurance Company is equal to or higher than B++, (ii) Manhattan National Life Insurance Company is equal to or higher than A-, (iii) National Group Life Insurance Company is equal to or higher than B+ and (iv) Connecticut National Life Insurance Company is equal to or higher than A-.

           (o)     Other.   Such  other documents  as the  Agent, any  Lender or
     their counsel may have reasonably requested.

     4.2. Each Future Advance and Facility Letter of Credit. The Lenders shall not be required to make any Advance and the Issuer shall not be obligated to issue any future Facility Letter of Credit unless on the applicable Borrowing
Date:

           (a) There exists no Default or Unmatured Default and none would result from such Advance or issuance of such Facility Letter of Credit;

           (b) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

           (c) A Borrowing Notice or Issuance Request, as applicable, shall have been properly submitted; and

           (d) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be reasonably satisfactory to the Lenders and their counsel.

Each Borrowing Notice with respect to each such Advance and each Issuance Request with respect to each such Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in
Section 4.2 have been satisfied.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


     The Borrower represents and warrants to the Lenders that, both before and after giving effect to the Closing Transactions:

     5.1. Corporate Existence and Standing. Each of the Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

     5.2. Authorization and Validity. The Borrower has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver (or file, as the case may be) each of the Loan Documents and to perform its obligations thereunder. The execution and delivery (or filing, as the case may
be) by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

     5.3. Compliance with Laws and Contracts. The Borrower and its Subsidi-aries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Borrower of the Loan Documents, the application of the proceeds of the Loans and the Facility Letters of Credit and any other transaction contemplated in the Loan Documents, and compliance with the provisions of the Loan Documents, does not (a) violate any law, rule, regulation (including, without limitation, Regulations G, T, U and X), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's charter, articles or certificate of incorporation or by-laws, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except for approvals or consents which will be obtained on or before the initial Borrowing Date and are disclosed on
Schedule 5.3, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

     5.4. Governmental Consents. No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents. Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequences of which default or violation could reasonably be expected to have a Material Adverse Effect.

     5.5. Financial Statements. The Borrower has heretofore furnished to each of the Lenders (a) the December 31, 1995 audited consolidated financial statements of the Borrower and its Subsidiaries, (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries through March 31, 1996, (c) the December 31, 1995 Annual Statement of each Insurance Subsidiary and (d) the March 31, 1996 Quarterly Statement of each Insurance Subsidiary (collectively, the "Financial Statements"). Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles or SAP, as applicable, and such Financial Statements prepared in accordance with Agreement Accounting Principles fairly presents the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

     5.6. Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of operations of the Borrower or of the Borrower and its Subsidiaries taken as a whole has occurred since December 31, 1995.

     5.7. Taxes. The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal and applicable foreign, state and local tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien (other than Liens permitted pursuant to
Section 6.17(a)) exists. As of the date hereof, the United States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service through Fiscal Year ending December 31, 1990 and there are no pending audits or investigations regarding the Borrower's or its Subsidiaries' federal, foreign, state or local tax returns. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles.

     5.8. Litigation and Contingent Obligations. There is no litigation, arbitration, proceeding, inquiry or governmental investigation pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective properties that could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans or the issuance of Facility Letters of Credit under this Agreement. Neither the Borrower nor any Subsidiary has any material Contingent Obligations except as required to be set forth on Schedule 5.16.

     5.9. Capitalization. Schedule 5.9 hereto contains (a) an accurate description of the Borrower's capitalization as of the date of this Agreement and (b) an accurate list of all of the existing Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and are free and clear of all Liens other than restrictions described on Schedule 6.17 hereto.

     5.10. ERISA. Except as disclosed on Schedule 5.10, neither the Borrower nor any other member of the Controlled Group maintains any Single Employer Plans, and no Single Employer Plan has any Unfunded Liability. Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan. Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability. Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

     5.11. Defaults.   No  Default or  Unmatured  Default  has occurred  and  is
continuing.

     5.12. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation G, Regulation T, Regulation U or Regulation X. Neither the making of any Advance or issuance of any Facility Letters of Credit hereunder nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, Regulation T, Regulation U or Regulation X. Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.

     5.13. Investment Company. Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.14. Certain Fees. No broker's or finder's fee or commission was, is or will be payable by the Borrower or any Subsidiary with respect to any of the transactions contemplated by this Agreement or the other Loan Documents. The Borrower hereby agrees to indemnify the Agent and the Lenders against and agrees that it will hold each of them harmless from any claim, demand or liability for broker's or finder's fees or commissions alleged to have been incurred by the Borrower in connection with any of the transactions contemplated by this Agreement or the other Loan Documents and any expenses (including, without limitation, attorneys' fees and time charges of attorneys for the Agent or any Lender, which attorneys may be employees of the Agent or any Lender) arising in connection with any such claim, demand or liability. No other similar fee or commissions will be payable by the Borrower or any Subsidiary for any other services rendered to the Borrower or any Subsidiary ancillary to any of the transactions contemplated by this Agreement or the other Loan Documents.

     5.15. Ownership of Properties. Except as set forth on Schedule 5.15 hereto, the Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.17, to all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof.
 To the knowledge of the Borrower, there are no actual, threatened or alleged defaults with respect to any leases of real property under which the Borrower or any Subsidiary is lessee or lessor which could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

     5.16. Indebtedness. Attached hereto as Schedule 5.16 is a complete and correct list of all Indebtedness of the Borrower and its Subsidiaries outstanding on the date of this Agreement (other than (a) Indebtedness in a principal amount not exceeding $100,000 for a single item of Indebtedness and $1,000,000 in the aggregate for all such Indebtedness and (b) Indebtedness described in clause (y) in the definition "Indebtedness", it being understood and agreed that any such Indebtedness shall be permitted to exist pursuant to
Section 6.11(b) notwithstanding the absence thereof on Schedule 5.16), showing the aggregate principal amount which was outstanding on such date after giving effect to the application of the proceeds of Loans on the initial Borrowing
Date. The Borrower has delivered or caused to be delivered to the Agent (who shall remit copies to any Lender upon request) a true and complete copy of each instrument evidencing any Indebtedness listed on Schedule 5.16 and of each document pursuant to which any of such Indebtedness was issued.

     5.17. Environmental Laws. There are no claims, investigations, litigation, administrative proceedings, notices, requests for information (each a "Proceeding"), whether pending or threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards ("Environmental Laws") or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof ("Hazardous Materials") asserted against the Borrower or any of its Subsidiaries which, in any case, could reasonably be expected to have a Material Adverse Effect. As of the date hereof, there are no Proceedings pending, or to the Borrower's knowledge threatened. Neither the Borrower nor any Subsidiary has caused or permitted any Hazardous Materials to be released, either on or under real property, currently or formerly, legally or beneficially owned or operated by the Borrower or any Subsidiary or on or under real property to which the Borrower or any of its Subsidiaries transported, arranged for the transport or disposal of, or disposed of Hazardous Materials, which release could reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Borrower and its Subsidiaries do not have liabilities exceeding $500,000 in the aggregate for all of them with respect to compliance with applicable Environmental Laws and Environmental Permits or related to the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials, and, to the knowledge of the Borrower, no facts or circumstances exist which could give rise to such liabilities with respect to compliance with applicable Environmental Laws and Environmental Permits and the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials.

     5.18. Insurance Licenses. Schedule 5.18 hereto lists all of the jurisdictions in which any Insurance Subsidiary holds a License as of the date of this Agreement. No such License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the Borrower's knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority. Schedule 5.18 also indicates the line or lines of insurance in which each such Insurance Subsidiary is engaged and the state or states in which such Insurance Subsidiary is licensed to engage in any line of insurance, in each case as of the date of this Agreement.

     5.19. Material Agreements. Neither the Borrower nor any Subsidiary is subject to any charter or other corporate restriction, or, to the knowledge of the Borrower, is party to any agreement or instrument, which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

     5.20. Insurance. The Borrower and its Subsidiaries maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is consistent with sound business practice, as reasonably determined by the Borrower.

     5.21. Disclosure. None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents or any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as the case may be, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

     5.22. Subordination Provisions. The subordination provisions contained in all notes, debentures and other instruments entered into or issued in respect of Subordinated Indebtedness are enforceable against the issuer of the respective security and the holders thereof, and the Loans and all other Obligations are within the definition of Senior Indebtedness , or other comparable definition, included in such provisions.


                                   ARTICLE VI

                                    COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and furnish to the Lenders:

           (a) As soon as practicable and in any event within 90 days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows accompanied by (i) any material internal control weakness letter prepared by said accountants and (ii) a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

           (b) As soon as practicable and in any event within 50 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating statement of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its chief financial officer.

           (c) (i) Upon the earlier of (A) 15 days after the regulatory filing date or (B) 90 days after the close of each fiscal year of each
     Insurance Subsidiary, copies of the unaudited Annual Statement of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) no later than each June 15, copies of such Annual Statements audited and certified by independent certified public accountants of recognized national standing.

           (d) Upon the earlier of (i) 10 days after the regulatory filing date or (ii) 60 days after the close of each of the first three (3) fiscal quarters of each fiscal year of each Insurance Subsidiary, copies of the unaudited Quarterly Statement of each of the Insurance Subsidiaries, all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein.

           (e) Promptly and in any event within 10 days after (i) learning thereof, notification of any changes in the rating given by A.M. Best & Co. in respect of any Insurance Subsidiary and (ii) receipt thereof, copies of ratings analysis, if any, by A.M. Best & Co. relating to any Insurance Subsidiary.

           (f) Copies of outside actuarial reports prepared with respect to valuations or appraisals of Insurance Subsidiaries, promptly after the receipt thereof.

           (g)     Together with  the financial statements  required by  clauses
     (a) and (b) above, a compliance certificate in substantially the form of Exhibit E hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

           (h) Within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of any Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

           (i) As soon as possible and in any event within 20 days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

           (j) As soon as possible and in any event within 20 days after receipt by the Borrower, a copy of (i) any notice, claim, complaint or order to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment or requiring that action be taken to respond to or clean up a Release of Hazardous Materials into the environment, and (ii) any notice, complaint or citation alleging any violation of any Environmental Law or Environmental Permit by the Borrower or any of its Subsidiaries. Within ten days of the Borrower or any Subsidiary having knowledge of the proposal, enactment or promulgation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with written notice thereof.

           (k) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

           (l) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, the National Association of Securities Dealers, any securities exchange, the NAIC or any insurance commission or department or analogous Governmental Authority (including any filing made by the Borrower or any Subsidiary pursuant to any insurance holding company act or related rules or regulations), but excluding routine or non-material filings with the NAIC, any insurance commissioner or department or analogous Governmental Authority.

           (m) Promptly and in any event within 20 days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by the Borrower or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of ten percent (10%) of the net worth (determined according to generally accepted accounting standards and without reduction for any reserve for such liabilities) of the Borrower and its Subsidiaries taken as a whole.

           (n) Such other information (including, without limitation, the annual Best's Advance Report Service report prepared with respect to each Insurance Subsidiary rated by A.M. Best & Co. and non-financial information) as the Agent or any Lender may from time to time reasonably request.

     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans to provide funds for (i) the refinancing referred to in Section 4.1(m), (ii) to consummate the Washington National Transaction, (iii) the payment of related fees and expenses and (iv) to meet the other working capital and general corporate needs of the Borrower and its Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or any Facility Letters of Credit to purchase or carry any Margin Stock or to finance the Purchase of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person (a "Hostile Takeover").

     6.3. Notice of Default. The Borrower will give prompt notice in writing to the Lenders of (a) the occurrence of any Default or Unmatured Default, (b) the occurrence of any other event or development, financial or other, relating specifically to the Borrower or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect, (c) receipt by the Borrower or any Subsidiary of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (d) receipt by the Borrower or any Subsidiary of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (e) any judicial or administrative order of which they are aware limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted which could reasonably be expected to have a Material Adverse Effect or (f) the commencement of any litigation of which, if adversely determined, could reasonably be expected to create a Material Adverse Effect.

     6.4. Conduct of Business. The Borrower (a) and its Subsidiaries, taken as a whole, will carry on and conduct their business in substantially the same manner and in substantially the same fields of enterprise as is presently conducted, (b) will, and will cause each Subsidiary to, do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect and (c) will, and will cause each Subsidiary to, do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations except for any License the loss of which could not reasonably be expected to have a Material Adverse Effect; provided, that any Insurance Subsidiary may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by the Borrower's Board of Directors to be in the best interest of the Borrower and could not reasonably be expected to have a Material Adverse Effect. No Principal Insurance Subsidiary shall change its state of domicile or incorporation without the prior written consent of the Required Lenders; provided, however, that Universal Fidelity Life Insurance Company may change its state of domicile from the State of Oklahoma to the State of Illinois.

     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with generally accepted accounting principles or SAP, as applicable.

     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, as reasonably determined by the Borrower, and the Borrower will furnish to the Agent and any Lender upon request full information as to the insurance carried.

     6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate. The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles or SAP, as applicable, consistently applied.

     6.10. Capital Stock and Dividends. The Borrower will not, nor will it permit any Subsidiary to, (a) issue any mandatorily redeemable preferred stock or (b) declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding, except that
(i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to any Wholly-Owned Subsidiary and (ii) so long as no Default or Unmatured Default is pending before or after giving effect to the declaration or payment of such dividends or repurchase or redemption of such stock, the Borrower may declare and pay dividends on its preferred stock and pay dividends on, and redeem and repurchase, its common stock.

     6.11. Indebtedness.   The  Borrower  will  not,  nor  will  it  permit  any
Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

           (a)     the Loans;

           (b)     Indebtedness  existing on  the date  hereof and  described in
     Schedule 5.16 hereto and any renewals, extensions, refundings or refinancings of such Indebtedness (other than the Convertible Subordinated Notes); provided that the amount thereof is not increased and the maturity of principal thereof is not shortened (unless to a maturity occurring after the Term Loan Maturity Date);

           (c) Rate Hedging Obligations of the Borrower related to the Loans;

           (d) Indebtedness owing by (x) the Borrower to any Wholly-Owned Subsidiary and (y) any Wholly-Owned Subsidiary to a Wholly-Owned Subsidiary or the Borrower;

           (e) Capitalized Lease Obligations in an aggregate amount not to exceed $10,000,000;

           (f) Indebtedness securing Liens permitted pursuant to Section 6.17(g) in an aggregate amount outstanding on a consolidated basis among the Borrower and its Subsidiaries at any time not to exceed $10,000,000;

           (g) Indebtedness of any Principal Insurance Subsidiary of the type described in clause (y) of the definition "Indebtedness"; and

           (h) other unsecured Indebtedness of the Borrower to the extent not otherwise included in subparagraphs (a) through (g) of this Section 6.11, in an aggregate amount outstanding at any one time not to exceed $10,000,000.

     6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Wholly-Owned Subsidiary may merge with (i) the Borrower, (ii) any Wholly-Owned Subsidiary of the Borrower or (iii) any other Person so long as no Default or Unmatured Default shall have occurred or be continuing before and after giving effect to such merger and the surviving entity of such merger is a Wholly-Owned Subsidiary of the Borrower and (b) the Borrower may merge into any Person so long as (i) the Borrower is the surviving entity of such merger, (ii) no Default or Unmatured Default shall have occurred or be continuing before and after giving effect to such merger and (iii) the covenants contained in Section 6.23 shall be complied with on a pro forma basis as if such merger occurred on the twelfth (12) month anniversary preceding the date of such merger.

     6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property (including by way of bulk reinsurance or financial reinsurance arrangements) to any other Person except for (a) sales of Investments in the ordinary course of business, (b) sales of agent balances in the ordinary course of business consistent with past practices, (c) leases, sales, transfers or other dispositions of its Property (including by way of bulk reinsurance or financial reinsurance arrangements) that, together with all other Property of the Borrower and its Subsidiaries leased, sold or disposed of (other than sales permitted pursuant to clauses (a) and (b) of this Section 6.13 and pursuant to or as contemplated by the Washington National Agreement and the Hannover Reinsurance Agreement) as permitted by this Section 6.13 since the date hereof do not constitute a Substantial Portion, provided that any bulk reinsurance or financial reinsurance arrangements shall be with reinsurers rated at least "A-" by A.M. Best & Co. or reinsurers whose obligations to the Borrower or its Subsidiaries, as applicable, are secured by letters of credit or other collateral reasonably acceptable to the Required Lenders, and (d) sales permitted pursuant to Section 6.14.

     6.14. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, other than (a) any of the foregoing which constitute Investments and which are sold in the ordinary course of business,
(b) sales referred to in Section 6.13(b), and (c) sales pursuant to or as contemplated by the Washington National Agreement and the Hannover Reinsurance Agreement.

     6.15. Investments and Purchases. (a) The Borrower will not, nor will it permit any Subsidiary to, make or enter into any Prohibited Transaction.

     (b) The Borrower shall cause each Insurance Subsidiary on an individual basis to maintain at all times a ratio of (x) the sum of its Investments consisting of (i) equity securities (other than equity securities of other Insurance Subsidiaries), (ii) Real Estate Investments and (iii) Non-Investment Grade Obligations to (y) Statutory Surplus to be equal to or less than 100%; provided that at no time shall any category of its Investments described in subclause (x) for it constitute more than 50% of its Statutory Surplus.

     6.16. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) for insurance policies issued in the ordinary course of business, (c) Contingent Obligations of the Borrower with respect to obligations of any Wholly-Owned Subsidiary to the extent permitted pursuant to Section 6.11(h), and (d) as described on Schedule 5.16 hereto.

     6.17. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

           (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

           (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

           (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

           (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

           (e)     Liens existing on the date  hereof and described in  Schedule
     6.17 hereto;

           (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

           (g) Liens in, of or on Property acquired after the date of this Agreement (by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries, each of which Liens either (1) existed on such Property before the time of its acquisition and was not created in anticipation thereof, or (2) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of the Borrower or such Subsidiary other than the Property so acquired and improvements thereon;

           (h) Liens in trust account assets arising out of reinsurance transactions permitted by this Agreement and entered into in the ordinary course of business on terms and conditions customary in the insurance industry;

           (i)     Liens  upon  Property  securing Indebtedness  permitted under
     Section 6.11(e); and

           (j)     Liens  upon  Property subject  to  transactions  permitted by
     Section 6.13(b).

     6.18. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than, in the case of a Subsidiary, the Borrower, Continental Life and Accident Company or a Wholly-Owned Subsidiary of the Borrower), except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.19. Prepayments of Indebtedness. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, prior to the date when due any Indebtedness (other than the Obligations and Indebtedness of the type described in clause (y) of the definition "Indebtedness") aggregating in excess of $10,000,000 on a consolidated basis.

     6.20. Environmental Matters. The Borrower shall and shall cause each of its Subsidiaries to (a) at all times comply in all material respects with all applicable Environmental Laws and (b) promptly take any and all necessary remedial actions in response to the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any real property owned, leased or operated by the Borrower or any of its Subsidiaries.

     6.21. Change in Corporate Structure; Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws which could reasonably be expected to have a Material Adverse Effect (provided that the Borrower shall notify the Agent of any other amendment or modification thereto as soon as practicable thereafter) , (b) change its Fiscal Year to end on any date other than December 31 of each year or (c) have any Insurance Subsidiary which is not a Wholly-Owned Subsidiary of the Borrower (other than any Subsidiary which is a non-Wholly-Owned Subsidiary on the date hereof).

     6.22. Inconsistent Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which by its terms, (a) directly or indirectly contractually prohibits or restrains, or has the effect of contractually prohibiting or restraining, or contractually imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to secure the Obligations, the amending of the Loan Documents, the amending of the Loan Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the making of Advances, by the issuance of Facility Letters of Credit or by the performance by the Borrower or any Subsidiary of any of its obligations under any Loan Document.

     6.23. Financial Covenants. The Borrower on a consolidated basis with its Subsidiaries shall:

           6.23.1. Net Worth. At all times after the date hereof, maintain a Net Worth equal to or greater than the sum of (a) an amount equal to 90% of Net Worth as of June 30, 1996 plus (b) fifty percent (50%) of the sum of the Net Income (but not net loss) of the Borrower and its Subsidiaries for each Fiscal Quarter ending on or after September 30, 1996, plus (c) an amount equal to 100% of the cash and non-cash proceeds of any equity securities issued by the Borrower after the date of this Agreement and as a result of the conversion of any Convertible Subordinated Notes.

          6.23.2. Fixed Charges Coverage Ratio. As of the end of each Fiscal Quarter, maintain a Fixed Charges Coverage Ratio of not less than 1.50:1.0.


          6.23.3. Debt to Capitalization Ratio. As of the end of each Fiscal Quarter, maintain a Debt to Capitalization Ratio of not greater than 25%.

          6.23.4. Adjusted Statutory Surplus. At all times after the date hereof, maintain an Adjusted Statutory Surplus on a combined (without duplication) basis for direct Insurance Subsidiaries of the Borrower in an amount equal to or greater than (a) an amount equal to 90% of Adjusted Statutory Surplus on a combined (without duplication) basis for such Insurance Subsidiaries as of June 30, 1996 plus (b) the amount of all capital contributions to the direct Insurance Subsidiaries of the Borrower made by the Borrower or any Subsidiary (other than an Insurance Subsidiary).

          6.23.5. Risk-Based Capital. At all times, cause each Principal Insurance Subsidiary to maintain a ratio of (a) Total Adjusted Capital (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) to (b) the Company Action Level RBC (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) of at least one hundred thirty percent (130%).

     6.24. Tax Consolidation. The Borrower will not and will not permit any of its Subsidiaries to (a) file or consent to the filing of any consolidated, combined or unitary income tax return with any Person other than the Borrower and its Subsidiaries or (b) amend, terminate or fail to enforce any existing tax sharing agreement or enter into a tax sharing agreement or similar arrangement, which, in the case of any of the foregoing, may reasonably be expected to have a Material Adverse Effect.

     6.25.   ERISA Compliance.

          With respect to any Plan, neither the Borrower nor any Subsidiary shall:

          (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to
     Section 4975 of the Code in excess of $100,000 could be imposed;

          (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $100,000, whether or not waived, or permit any Unfunded Liability to exceed $100,000;

          (c) permit the occurrence of any Termination Event which could result in a liability to the Borrower or any other member of the Controlled Group in excess of $100,000;

          (d) be an "employer" (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a "substantial employer" (as such term in defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiple Employer Plan; or

          (e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan which could result in liability to the Borrower or any other member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     6.26. Washington National. In the event that the Borrower or any of its Subsidiaries shall consummate the Washington National Transaction, the Borrower shall cause such transaction to be consummated substantially on the terms of the Washington National Agreement.

     6.27. Selling Shareholder Indebtedness. On or prior to August 2, 1996, the Borrower shall deliver to the Agent evidence of satisfaction, in form and substance acceptable to the Agent, from each Selling Shareholder to the effect that the total amount due under the Borrower's agreements with each such Selling Shareholder howsoever due and owing (whether as principal, interest or premium) has been paid in full (and such agreements terminated), together with such lien releases and other documents as the Agent shall require.

                                   ARTICLE VII

                                    DEFAULTS


     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any other Loan Document any Loan, any Facility Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

     7.2. Nonpayment of (a) any principal of any Note or any Reimbursement Obligation when due, or (b) any interest upon any Note or any commitment fee or other fee or obligations under any of the Loan Documents within five days after the same becomes due.

     7.3. The  breach  by the  Borrower of  any of  the  terms or  provisions of
Section 6.2, Section 6.3(a), Sections 6.10 through 6.24 or Section 6.26.

     7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender.

     7.5. The default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $5,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

     7.6. The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

     7.9. The Borrower or any of its Subsidiaries shall fail within thirty days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $1,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

     7.10.   Any Change in Control shall occur.

     7.11. Any License of any Principal Insurance Subsidiary (a) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against such Principal Insurance Subsidiary and shall not have been dismissed within thirty (30) days after the commencement thereof, (b) shall be suspended by such Governmental Authority for a period in excess of thirty (30) days or (c) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal of such Principal Insurance Subsidiary.

     7.12. Any Principal Insurance Subsidiary shall be the subject of a final non-appealable order imposing a fine in an amount in excess of $1,000,000 in any single instance or other such orders imposing fines in excess of $2,000,000 in the aggregate after the date of this Agreement by or at the request of any state insurance regulatory agency as a result of the violation by such Principal Insurance Subsidiary of such state's applicable insurance laws or the regulations promulgated in connection therewith.

     7.13. Any Principal Insurance Subsidiary shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority or any Principal Insurance Subsidiary shall become subject to any other directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect and which is not stayed within ten (10) days.


                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


     8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans or issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans or issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing, following the occurrence and during the continuance of a Default, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Agent, the Borrower shall deposit in an account (the "Letter of Credit Cash Collateral Account") maintained with First Chicago in the name of the Agent, for the ratable benefit of the Lenders and the Agent, cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Cash Collateral Account, which funds shall be invested by the Agent from time to time in its discretion in certificates of deposit of First Chicago having a maturity not exceeding thirty days. Such funds shall be promptly applied by the Agent to reimburse the Issuer for drafts drawn from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Cash Collateral Account following the payment of all Obligations in full or the earlier termination of all Defaults shall, unless the Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.
     If, within ten Business Days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

          (a) Extend the final maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

          (b)       Reduce  the  percentage  specified  in  the  definition   of
     Required Lenders;

          (c) Reduce the amount of or extend the date for the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder;

          (d) Extend the Revolver Termination Date or the Term Loan Maturity Date or permit any Facility Letter of Credit to have an expiry date beyond July 30, 1999;

          (e)       Amend this Section 8.2; or

          (f) Permit any assignment by the Borrower of its Obligations or its rights hereunder.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                                   ARTICLE IX

                               GENERAL PROVISIONS


     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement or of the Borrower or any Subsidiary contained in any Loan Document shall survive delivery of the Notes and the making of the Loans herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Taxes. Any stamp, documentary or similar taxes, assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

     9.4. Headings.   Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter dated July 1, 1996 in favor of First Chicago.

     9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7. Expenses; Indemnification. (a) The Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or the Transaction Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder or the use or intended use of any Facility Letter of Credit, except to the extent that they arise out of the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this
Section 9.7 shall survive the termination of this Agreement.

          (b) The Borrower shall indemnify, pay and hold the Agent and each Lender harmless from and against any and all losses, costs (including, without limitation, court costs and attorneys' fees), liabilities, injuries, expenses, claims and damages whatsoever incurred or suffered by or asserted against the Agent or such Lender by reason of any violation of any applicable Environmental Law for which the Borrower or any of its Subsidiaries is liable or which is related to any real estate owned, leased or operated by the Borrower or any of its Subsidiaries, or by reason of the imposition of any governmental lien for the recovery of environmental cleanup or response costs expended by reason of any such violation, or by reason of any breach of any representation, warranty or affirmative or negative covenant of this Agreement, including, without limitation, by reason of any matter disclosed in Schedule 5.17 hereto; provided, however, that, to the extent that the Borrower or any of its Subsidiaries is strictly liable under any such statute, order or regulation, the Borrower's obligation to the Agent and each Lender under this indemnity shall likewise be without regard to fault on the part of the Borrower or any of its Subsidiaries with respect to the violation of law which results in liability to the Agent or any Lender. The provisions of and undertakings and indemnification set out in this Section 9.7(b) shall survive the termination of this Agreement and the payment and satisfaction of the Obligations and shall continue to be the liability, obligation and indemnification of the Borrower, binding upon the Borrower.

     9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.9. Accounting. Except as provided to the contrary herein or where SAP is applicable, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to the Borrower by the Agent or the Lenders is for the protection of the Agent and the Lenders and neither the Borrower nor any other Person is entitled to rely thereon. The Borrower agrees that neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith.


     9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS; PROVIDED, THAT SUCH PROCEEDINGS MAY BE BROUGHT IN OTHER COURTS IF JURISDICTION MAY NOT BE OBTAINED IN A COURT IN CHICAGO, ILLINOIS.

     9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.15. Disclosure. The Borrower and each Lender hereby (a) acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower, including, without limitation, in connection with any interest rate hedging instruments or agreements or swap transactions, and (b) waive any liability of First Chicago or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of First Chicago or its Affiliates.

     9.16. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent that it has taken such action.

     9.17. Confidentiality. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Borrower, or by the Agent on the Borrower's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to such Lender; provided, further, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental or regulatory authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process, provided that, if it is lawful to do so. such Lender shall give prompt notice to the Borrower of service thereof so that the Borrower may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 9.17;
(C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, and
(F) to such Lender's independent auditors and other professional advisors, provided that each such entity agrees to maintain the confidentiality of such information pursuant to the terms of this Section 9.17.


                                    ARTICLE X

                                    THE AGENT

     10.1. Appointment. First Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement, any Loan Document or any transaction contemplated hereby or thereby.

     10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; including, without limitation, any agreement by an obligor to furnish information directly to each Lender, (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent and not waived at closing, or (d) the validity, effectiveness, sufficiency, enforceability or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or, to the extent required by Section 8.2, all Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and
(c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

     10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

     10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the resigning Agent's giving notice of resignation, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. Any successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.


                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to
Section 3.1, 3.2 or 3.4) in a greater proportion than its pro-rata share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes.


                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2.   Participations.

          12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Lender's interest in any Facility Letter of Credit Obligation, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which effects any of the modifications referenced in clauses (a) through (f) of Section 8.2.

          12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3.   Assignments.

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents; provided, however, that in the case of an assignment to an entity which is not a Lender or an Affiliate of a lender, such assignment shall be in a minimum amount of $5,000,000. Such assignment shall be substantially in the form of Exhibit F hereto or in such other form as may be agreed to by the parties thereto. Any assignment pursuant to this Section 12.3.1 shall be ratable between the Term Loan and the Revolving Credit Commitment of the assigning Lender. The written consent of the Agent and, so long as no Default is continuing, the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consents shall not be unreasonably withheld and when granted, shall be granted through the execution of a document in substantially the form of Exhibit I to Exhibit F hereto.

          12.3.2. Effect; Effective Date. Upon (a) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit F hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (b) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, (a) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) the transferor Lender shall be released with respect to the percentage of the Aggregate Total Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Total Commitment, as adjusted pursuant to such assignment.

     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided, that such Transferee or prospective Transferee shall have agreed to be bound by the provisions of Section 9.17.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.19.


                                  ARTICLE XIII

                                     NOTICES

     13.1. Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile, first class U.S. mail or overnight courier and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with first class postage prepaid, return receipt requested, shall be deemed given three (3) Business Days after deposit in the U.S. mail; any notice, if transmitted by facsimile, shall be deemed given when transmitted; and any notice given by overnight courier shall be deemed given when received by the addressee.

     13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                           [signature pages to follow]

     13.3. IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                              PIONEER FINANCIAL SERVICES, INC.

                              By:

                              Print Name:

                              Title:

                              Address: 1750 East Golf Road
                                       Schaumburg, Illinois 60173
                                       Attn: Val Rajic

                                       Telecopy:   (847) 995-0400
                                       Telephone: (847) 413-7195




Commitments

Revolving Credit                   THE FIRST NATIONAL BANK OF CHICAGO,
   Commitment            $ 8,181,818.18      Individually and as Agent
Term Loan Commitment     $ 6,818,181.82
Total Commitment         $15,000,000.00      By:

                              Print Name:

                              Title:

                              Address:  One First National Plaza
                                       Chicago, Illinois  60602
                                       Attn: Paul T. Schultz

                                       Telecopy:    (312) 732-4033
                                       Telephone:  (312) 732-7074

     13.4.Aggregate Commitments

Revolving Credit                   AMERICAN NATIONAL  BANK  & TRUST  COMPANY  OF
Commitment               $ 4,363,636.36      CHICAGO
Term Loan Commitment     $ 3,636,363.64
Total Commitment              $ 8,000,000.00      By:

                              Print Name:

                              Title:

                              Address: 33 North LaSalle Street
                                       Chicago, Illinois  60602
                                       Attn: Arthur W. Murray

                                       Telecopy: 312-641-6675
                                       Telephone: 312-661-6943




Revolving Credit                   BANK ONE, ROCKFORD, N.A.
   Commitment             $ 4,363,636.36
Term Loan Commitment  $ 3,636,363.64
Total Commitment          $ 8,000,000.00          By:

                              Print Name:

                              Title:

                              Address: 6000 East State Street
                                       Rockford, Illinois 61108
                                       Attn: Robert Opperman

                                       Telecopy: 815-394-1889
Telephone: 815-394-4672



     13.5.Revolving Credit                   FIRSTAR BANK, MILWAUKEE, N.A.
   Commitment             $ 4,363,636.36
Term Loan Commitment  $ 3,636,363.64
Total Commitment          $ 8,000,000.00          By:

                              Print Name:

                              Title:

                              Address: 777 East Wisconsin Avenue
                                       Milwaukee, Wisconsin 53202
                                       Attn: Azad Virani

                                       Telecopy: 414-765-6236
                                       Telephone: 414-765-6932

                              Copy to:  Christine Stoffer
                                       Senior Attorney
                                       Firstar Law Department
                                       777 East Wisconsin Avenue
                                       Milwaukee, Wisconsin 53202



Revolving Credit                   FLEET NATIONAL BANK
   Commitment             $ 4,363,636.36
Term Loan Commitment  $ 3,636,363.64

Total Commitment          $ 8,000,000.00          By:

                              Print Name:

                              Title:

                              Address:  777 Main Street, Mail Stop CTM00250
                                       Hartford, Connecticut 06115
                                       Attn: Tino Aurigemma

                                       Telecopy: 860-986-1264
                                       Telephone: 860-986-2678




     13.6.Revolving Credit                   LASALLE NATIONAL BANK
   Commitment             $ 4,363,636.36
Term Loan Commitment  $ 3,636,363.64
Total Commitment          $ 8,000,000.00          By:

                              Print Name:

                              Title:

                              Address:  120 South LaSalle Street
                                       Room 210
                                       Chicago, Illinois  60603
                                       Attn: James C. Tucker

                                       Telecopy: 312-904-6189
                                       Telephone: 312-904-4970